Exhibit 10.6

THIS SUBORDINATED MULTIPLE ADVANCE TERM NOTE IS SUBJECT TO THE SUBORDINATION PROVISIONS SET FORTH IN SECTION 7 HEREOF UNDER WHICH THIS SUBORDINATED MULTIPLE ADVANCE TERM NOTE AND BORROWER’S OBLIGATIONS HEREUNDER ARE SUBORDINATED IN THE MANNER SET FORTH THEREIN TO THE PRIOR PAYMENT OF THE SENIOR DEBT TO THE HOLDERS OF SENIOR DEBT AND IS SUBJECT IN ALL RESPECTS TO THE TERMS AND PROVISIONS SET FORTH THEREIN.

July 18, 2016 (“Closing Date”)	$250,000.00

SUBORDINATED MULTIPLE ADVANCE TERM NOTE

THIS SUBORDINATED MULTIPLE ADVANCE TERM NOTE is a duly authorized and validly issued Note of Snap Interactive, Inc., a Delaware corporation (the “Borrower”), having its principal place of business at 462 Seventh Avenue, 4th Floor, New York, New York 10018 (this “Note”).

FOR VALUE RECEIVED, the Borrower promises to pay to A.V.M. Software, Inc., a New York corporation (the “Lender”), or shall have paid pursuant to the terms hereunder, the principal sum of $250,000.00 (or such lesser amount as may be outstanding) on July 18, 2017 or such earlier date as this Note is required or permitted to be repaid as provided hereunder (the “Maturity Date”), and to pay interest to the Lender on the then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, the following terms shall have the following meanings:

“Advance Request” shall have the meaning set forth in Section 2(a).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Bankruptcy Event” means any of the following events: (a) the Borrower or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Borrower or any Significant Subsidiary thereof, (b) there is commenced against the Borrower or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within seventy-five (75) calendar days after commencement, (c) the Borrower or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Borrower or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (e) the Borrower or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Borrower or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Borrower or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Cash Balance Requirement Minimum” means (a) the amount by which the aggregate cash balance in the Borrower’s bank accounts on a rolling ten-Business Day average basis is below the Cash Balance Requirement (as such term is defined in the Senior Notes) or (b) the amount by which Borrower determines in its reasonable discretion (and provides reasonably detailed backup calculations thereof) that the aggregate cash balance in the Borrower’s bank accounts on a rolling ten-Business Day average basis would reasonably be expected to be below the Cash Balance Requirement (as such term is defined in the Senior Notes) at the conclusion of the applicable period of determination.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Borrower, by contract or otherwise) of in excess of 50% of the voting securities of the Borrower (other than by means of conversion or exercise of the Senior Notes and the securities issued together with the Senior Notes), (b) the Borrower merges into or consolidates with any other Person, or any Person merges into or consolidates with the Borrower and, after giving effect to such transaction, the stockholders of the Borrower immediately prior to such transaction own less than 50% of the aggregate voting power of the Borrower or the successor entity of such transaction, (c) the Borrower sells or transfers all or substantially all of its assets to another Person and the stockholders of the Borrower immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three year period of all of the individuals who are members of the board of directors of Borrower (the “Board of Directors”) on the Closing Date which is not approved by the individuals who are members of the Board of Directors on the Closing Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by the members of the Board of Directors who are members on the Closing Date), or (e) the Borrower, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination); provided, however, that neither the Merger nor any of the transactions contemplated by the Merger Agreement shall be deemed a Change of Control Transaction.

“Common Stock” means the common stock of the Borrower, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Borrower or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Default Rate” means as of any date of determination, a rate per annum equal to the sum of (i) the Note Rate plus (ii) 2.00%.

“Event of Default” shall have the meaning set forth in Section 5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis during the periods involved.

“Insider Loans” means one or more loans to the Borrower or a Subsidiary by an executive officer or director or relative of an executive officer or director, provided that such loans (i) do not exceed $300,000 in the aggregate, (ii) mature on a date that is later than ninety (90) days following the Maturity Date, as the same may be amended or extended from time to time, (ii) are not convertible into Common Stock or Common Stock Equivalents, (iii) no shares of Common Stock or Common Stock Equivalents are issued in connection with such Insider Loans, (iv) are unsecured and (v) do not require cash or other payment of principal or interest for at least ninety (90) days after the Maturity Date, as the same may be amended or extended from time to time.

“Junior Indebtedness” means any and all indebtedness, obligations and liabilities of Borrower to Lender under this Note.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Merger” shall have the meaning set forth in the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger to be entered into between Borrower and Lender.

“New York Courts” shall have the meaning set forth in Section 6(d).

“Note Rate” shall have the meaning set forth in Section 2(b).

“Note Register” shall have the meaning set forth in Section 2(c).

“Paid in Full” and “Payment in Full” means, with respect to any and all of the Senior Debt, the payment in full thereof in cash all in accordance with the terms of the Senior Debt documents.

“Permitted Indebtedness” means (a) the indebtedness of the Borrower that is outstanding on the Closing Date and set forth on Schedule 4(a) hereof and, upon the prior written approval of Lender, any refinancing, renewal, extension, replacement, restructuring or modification of such indebtedness, (b) the indebtedness evidenced by this Note, (c) the indebtedness evidenced by then Senior Notes, (d) lease obligations and purchase money indebtedness of up to $200,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, (e) indebtedness of up to an aggregate of $100,000 that (i) matures on a date that is later than 90 days following the Maturity Date, as the same may be amended or extended from time to time, (ii) is unsecured and (iii) is not convertible into Common Stock or Common Stock Equivalents and (f) subject to Section 4(h), Insider Loans.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Borrower’s business, such as carriers’, warehousemens’ and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Borrower’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred in connection with Permitted Indebtedness under clause (c) thereunder, (d) Liens incurred in connection with Permitted Indebtedness under clause (d) thereunder, provided that such Liens are not secured by assets of the Borrower or its Subsidiaries other than the assets so acquired or leased.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Refinancing” means, in respect of the Senior Debt, to refinance, defer, extend, renew, refund, repay or to issue other debt in exchange or replacement for such indebtedness; provided, however, that such Refinancing shall not incorporate any provisions that would not be permitted pursuant to Section 7(g) in connection with an amendment to the Senior Notes.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” has the meaning set forth in Section 7(j).

“Security Agreement Conditions” means the following conditions: (a) the Senior Debt is Paid in Full or is converted in full, (b) the Merger has not occurred, and (c) there are outstanding advances under the Junior Indebtedness.

“Senior Debt” means (a) all principal, premium (if any), interest, fees, charges, expenses (including but not limited to expenses in connection with claims and litigation), damages, indemnities, reimbursement obligations, guarantees and all other amounts payable under or in respect of the Senior Notes and (b) any modifications, amendments, refunding, Refinancing, renewals, or extensions of any indebtedness, liability, or obligation described in clause (a) above.

“Senior Lender” means” Sigma Opportunity Fund II, LLC or its registered assigns in its capacity as Holder under the Senior Notes and their respective successors and/or assigns and each of the other financial institutions from time to time party to the Senior Notes.

“Senior Notes” means Borrower’s 12% Senior Secured Convertible Notes due February 13, 2017, in the original aggregate principal amount of $3,000,000, as such Notes may be modified, amended, renewed, extended, restated, or replaced from time to time in accordance with the terms hereof.

“Subsidiary” means any subsidiary of the Borrower and shall, where applicable, also include any direct or indirect subsidiary of the Borrower formed or acquired after the date hereof.

“Transaction Documents” means this Note and all exhibits and schedules hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

Section 2. Borrowing Procedure; Payment Terms.

(a) Borrowing Procedure. Subject to the terms and conditions of this Note, at any time and from time to time on and the date hereof and prior to the Maturity Date, Lender shall, pursuant to the terms hereof, make one or more credit advances to the Borrower in an aggregate principal amount at any time outstanding up to but not exceeding $250,000.00; provided that as of the date of any advance, (x) no event shall have occurred and be continuing that would constitute an Event of Default, (y) the Borrower shall not be in breach of Section 2.1 or Section 2.2 under the heading titled “Exclusivity” in that certain Letter of Intent dated as of June 17, 2016 between Borrower and Lender, and (z) no material breach of the covenants under the Merger Agreement shall have occurred and be continuing (subject to any grace or cure period provided in the Merger Agreement). No principal amount repaid may be reborrowed. The Borrower shall give Lender notice of each advance in writing in substantially the same form as Exhibit A attached hereto (each an “Advance Request”) containing the information specified therein and delivered (by mail, fax or electronic mail) to Lender no later than 1:00 p.m. (New York City time) at least two (2) Business Days prior to on the date on which the advance is desired to be funded and Lender shall fund such advance on the date set forth in such Advance Request. Lender at its option may accept telephonic requests for such advances. Any telephonic request for an advance by the Borrower shall be promptly confirmed by submission of a properly completed Advance Request to Lender. Each Advance Request shall include the following: (i) aggregate amount of the requested advance (which amount shall not exceed the applicable Cash Balance Requirement Minimum) and (ii) the date for the requested advance.

(b) Payment of Interest.

(i) Interest Generally. The Borrower shall pay interest to the Lender on the then outstanding principal balance of this Note at the rate of 8.0% per annum (the “Note Rate”), payable on the Maturity Date, in cash.

(ii) Default Rate. Upon the occurrence and during the continuance of an Event of Default, the principal amount of this Note shall bear interest at the Default Rate.

(c) Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Closing Date until payment in full of the outstanding principal, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Borrower regarding registration and transfers of this Note (the “Note Register”).

(d) Prepayments.

(i) Optional Prepayment at Election of Borrower. To the extent permitted by Section 7 hereof, the Borrower shall have the right to prepay, at any time and from time to time upon at least one (1) Business Day prior written notice to Lender, without fee, premium or penalty, all or any portion of the outstanding principal balance hereof; provided, however, that such prepayment shall also include any and all accrued but unpaid interest on the amount of principal being so prepaid through and including the date of prepayment, plus any other sums which have become due to Lender under the other Transaction Documents on or before the date of prepayment, but which have not been fully paid.

(ii) Mandatory Prepayment. To the extent permitted by Section 7 hereof, on the date of receipt by Borrower of any cash proceeds from (A) a capital contribution to, or the issuance of any capital stock of, Borrower (other than with respect to the Merger), or (B) from the incurrence of any indebtedness, Borrower shall prepay the outstanding principal balance hereof in an aggregate amount up to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

Section 3. Reliance on Note Register.

(a) Reliance on Note Register. Prior to due presentment for transfer to the Borrower of this Note, the Borrower and any agent of the Borrower may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Borrower nor any such agent shall be affected by notice to the contrary.

Section 4. Negative Covenants. As long as any portion of this Note remains outstanding, unless the Lender shall have otherwise given prior written consent, the Borrower shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

(a) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(b) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(c) other than with respect to the Merger, amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Lender; it being understood and agreed provided that the Merger shall not be deemed to be materially and adversely affect any rights of the Lender;

(d) repay, repurchase or offer to repay, repurchase or otherwise acquire any shares of its Common Stock or Common Stock Equivalents other than as permitted or required under the Senior Notes or the Merger;

(e) to the extent permitted by Section 7 hereof, repay, repurchase or offer to repay, repurchase or otherwise acquire any indebtedness, other than this Note or the Senior Note, other than (i) regularly scheduled principal and interest payments as such terms are in effect as of the Closing Date and (ii) regularly scheduled principal and interest payments in respect of Permitted Indebtedness;

(f) pay cash dividends or distributions on any equity securities of the Borrower;

(g) other than with respect to the Merger, issue any Common Stock or Common Stock Equivalents pursuant to Section 3(a)(9) of the Securities Act (except such transaction exclusively with the original purchasers of the securities being exchanged) or Section 3(a)(10) of the Securities Act;

(h) enter into any transaction with any Affiliate of the Borrower, unless such transaction is made on an arm’s-length basis and expressly approved in writing by the Lender and a majority of the disinterested directors of the Borrower (even if less than a quorum otherwise required for board approval); provided, however, that (i) any extension or renewal of any currently existing arrangements with Affiliates listed on Schedule 4(h) hereof on substantially the same terms as in effect on the date hereof shall not require the Lender’s prior consent, and (ii) the Lender’s written consent to any Insider Loan shall not be unreasonably withheld, delayed or conditioned;

(i) transfer any assets of the Borrower or any domestic Subsidiary to SNAP Mobile Limited (or any successor thereto); or

(j) enter into any agreement with respect to any of the foregoing.

Section 5. Events of Default.

(a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) unless any such payment is prohibited pursuant to Section 7 hereof, any default in the payment of (A) the principal amount of any Note or (B) interest and other amounts owing to a Lender or an Affiliate of Lender on the Note or pursuant to any other Transaction Document, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within three (3) Business Days;

(ii) the Borrower shall fail to observe or perform any other covenant or agreement contained in this Note or any other Transaction Document which failure is not cured, if possible to cure, within the earlier to occur of (A) 10 Business Days after notice of such failure sent by the Lender to the Borrower and (B) 10 Business Days after the Borrower has become or should have become aware of such failure;

(iii) a material default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which the Borrower or any Subsidiary is obligated (and not covered by clause (vi) below);

(iv) any representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Lender or any other Lender shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(v) the Borrower or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

(vi) the Borrower or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $150,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(vii) any monetary judgment, writ or similar final process shall be entered or filed against the Borrower, any Subsidiary or any of their respective property or other assets for more than $100,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of forty-five (45) calendar days; or

(viii) a Change of Control Transaction shall occur without the consent of Lender.

(b) Remedies Upon Event of Default. Subject to the provisions of Section 7 hereof, if any Event of Default has occurred and is continuing, then Lender may without notice terminate this Note or declare the Junior Indebtedness or any part thereof to be immediately due and payable, or both, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 5(a)(v), this Note shall automatically terminate, and the Junior Indebtedness shall become immediately due and payable, in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower. In addition to the foregoing, if any Event of Default shall occur and be continuing, Lender may exercise all rights and remedies available to it in law or in equity, under the Transaction Documents, or otherwise.

Section 6. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Lender hereunder, shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Borrower, at the address set forth above, or such other facsimile number, email address, or address as the Borrower may specify for such purposes by notice to the Lender delivered in accordance with this Section 6(a). Any and all notices or other communications or deliveries to be provided by the Borrower hereunder shall be in writing and delivered personally, by facsimile, by email attachment, or sent by a nationally recognized overnight courier service addressed to each Lender at the following facsimile number or email address or address of the Lender at 122 East 42nd Street, New York, New York 10017. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment to the email address set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the next Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Borrower.

(c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Borrower shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Borrower.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver; Amendment. Any waiver by the Borrower or the Lender of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Borrower or the Lender to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Borrower or the Lender must be in writing. Any provision of this Note may be waived by the Lender in writing, which waiver shall be binding on all of the Lender’s successors and assigns. Subject to Section 7, any provision of this Note may be amended by a written instrument executed by the Borrower and the Lender, which amendment shall be binding on all of the Lender’s successors and assigns.

(f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Borrower from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Borrower (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Lender, but will suffer and permit the execution of every such law as though no such law has been enacted.

(g) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit either party’s right to pursue actual and consequential damages for any failure by the other party to comply with the terms of this Note. The Borrower covenants to the Lender that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Lender and shall not, except as expressly provided herein, be subject to any other obligation of the Borrower (or the performance thereof). Each party hereto acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the other party and that the remedy at law for any such breach may be inadequate. Each party hereto therefore agrees that, in the event of any such breach or threatened breach, the other party shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Borrower shall provide all information and documentation to the Lender that is requested by the Lender to enable the Lender to confirm the Borrower’s compliance with the terms and conditions of this Note.

(h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(j) Notices. Promptly upon any officer of Borrower obtaining knowledge of any condition or event that constitutes an Event of Default, Borrower shall notify Lender of such Event of Default.

Section 7. Subordination.

(a) Borrower covenants and agrees and Lender by its acceptance hereof likewise covenants and agrees that the Junior Indebtedness and the payment of the principal and interest in respect of the Junior Indebtedness each are hereby expressly made subordinate and subject in right of payment to the prior Payment in Full of the Senior Debt on the terms set forth herein. So long as the Payment in Full of the Senior Debt has not occurred, the Lender will not ask for, demand, sue for, take or receive (by way of voluntary prepayment, acceleration, set-off or counterclaim, foreclosure or other realization on security, dividends in bankruptcy or otherwise) any payment with respect to the Junior Indebtedness, and the Lender waives any such rights with respect to the Junior Indebtedness nor shall the Lender (i) commence any collection or enforcement action or exercise any remedy with respect to the Junior Indebtedness or (ii) exercise any rights of subrogation or other similar rights with respect to the Senior Debt. The foregoing notwithstanding, nothing contained herein shall impair, as between Borrower and Lender, the obligation of Borrower to pay to the Lender all amounts payable in respect of the Junior Indebtedness as and when the same shall become due and payable, provided such obligation remains subject to the terms and conditions set forth herein.

(b) In any insolvency or receivership proceeding or any other proceeding under any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions or extensions which may be brought by or against Borrower and at any meeting of creditors of Borrower whether or not such meeting is held in a proceeding under any insolvency, bankruptcy or similar laws, the Lender shall retain the right to vote and otherwise act with respect to the Junior Indebtedness (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension); provided that the Lender shall not vote with respect to any such plan or take any other action in any way so as to contest or challenge (i) the validity, enforceability, perfection, or priority of the Senior Debt, any liens or security interests securing payment thereof, or any collateral therefore or guaranties thereof, (ii) the relative rights and duties of Senior Lender established in any instruments or agreements creating or evidencing any of the Senior Debt with respect to any of such collateral or guaranties, or (iii) the Lender’s obligations and agreements set forth in Section 7 of this Note. In any of the foregoing proceedings, (w) Senior Lender shall first receive Payment in Full in cash of all Senior Debt (or have such payments duly provided for in a manner satisfactory to Senior Lender) before Lender is entitled to receive any payment on account of or accrued or incurred in connection with any Junior Indebtedness, (x) any payment or distribution of assets of Borrower of any kind or character, whether in cash, property or securities to which any Lender would be entitled except for the provisions of this Note shall be paid by Borrower, the liquidating trustee or agent or other person making such a payment or distribution, directly to Senior Lender, for application to the payment of all Senior Debt until such Senior Debt shall have been Paid in Full in cash, (y) in the event that, notwithstanding the foregoing, any payment or distribution of assets of Borrower of any kind or character, whether in cash, property or securities, shall be received by any Lender on account of, or accrued or incurred in connection with, any Junior Indebtedness before all Senior Debt is Paid in Full in cash, or effective provision (in a manner satisfactory to the Senior Lender) made for its payment, then such payment or distribution shall be segregated and received and held in trust for the benefit of and shall be promptly paid over to Senior Lender, for application to the payment of all Senior Debt until such Senior Debt shall have been Paid in Full in cash, and (z) Senior Lender shall be entitled to receive and collect any distributions, dividends or other payments upon the Junior Indebtedness by filing such claim, proof of debt or proof of claim as appropriate in the proceeding, in Senior Lender’s name, as applicable, or the Lender’s name and apply such distribution, dividends or other payments to the Senior Debt until all of the Senior Debt shall have been Paid in Full in cash, rendering to the Lender any surplus to which the Lender is then entitled. Senior Lender and its officers or employees designated by them for such purpose is hereby constituted and appointed attorney-in-fact for the Lender with full power (which power, being coupled with an interest, shall be irrevocable so long as this Note is in effect) to file any claim, proof of debt or proof of claim in any such proceeding.

(c) The provisions of this Section 7 shall continue in full force and effect notwithstanding (i) the commencement by Borrower of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) Borrower’s consent to the entry of an order for relief in an insolvency case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Borrower or for any substantial part of its property, (iii) the making by Borrower of a general assignment for the benefit of creditors, (iv) Borrower’s failure generally to pay its debts as they become due, or (v) the institution of a proceeding having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Borrower or for any substantial part of its property, or for the winding-up or liquidation of its affairs.

(d) Should any payment, distribution or security or proceeds be received by the Lender upon or with respect to the Junior Indebtedness prior to the Payment in Full of the Senior Debt, the Lender shall immediately deliver same to Senior Lender in the form received or, with the agreement of Senior Lender, in good funds (except for endorsement or assignment by the Lender where required by Senior Lender), for application on the Senior Debt (whether or not then due and in such order of maturity as Senior Lender elects) and, until so delivered, the same shall be held in trust by the Lender as the property of Senior Lender.

(e) Subject to the Payment In Full of the Senior Debt, the Lender shall be subrogated to the extent of the payments or distributions made to Senior Lender pursuant to the provisions of this Section 7 to the rights of Senior Lender to receive payments or distributions of cash, property or securities applicable to the Senior Debt until the principal, and all accrued unpaid interest hereon shall be Paid In Full.

(f) The provisions of this Section 7 are and are intended solely for the purpose of defining the relative rights of the Lender, on the one hand, and Senior Lender, on the other hand. All payments due under this Note, subject to the rights under this Section 7 of Senior Lender, are intended to rank equally with all other general obligations of Borrower and nothing hereunder is intended to or shall affect the relative rights against Borrower of the Lender and creditors of Borrower other than Senior Lender.

(g) No right of Senior Lender to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Borrower or by any act or failure to act, in good faith, by Senior Lender, or by any noncompliance by Borrower with the terms, provisions and covenants of this Note, regardless of any knowledge thereof any Senior Lender may have or be otherwise charged with. Without in any way limiting the generality of the foregoing paragraph, Senior Lender may, at any time and from time to time, without the consent of or notice to the Lender, without incurring responsibility to the Lender and without impairing or releasing the subordination provided in this Section 7 or the obligations hereunder of the Lender to Senior Lender, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or alter the Senior Debt, or otherwise amend or supplement in any manner the Senior Debt or any instrument evidencing the same or any agreement under which the Senior Debt is outstanding; (ii) release any person liable in any manner for the collection of the Senior Debt; and (iii) exercise or refrain from exercising any rights against Borrower and any other person; provided, however, that Borrower shall not agree to or enter into any amendment or other modification of the Senior Notes or Transaction Documents (as defined therein) which expressly impose any additional or more restrictive conditions on the ability of the Borrower to pay any and all required principal and interest payments when due under this Note other than the restrictions set forth herein (it being agreed that Borrower and Senior Lender shall not be prohibited from agreeing to additions or changes to the covenants and events of defaults in the Senior Notes or Transaction Documents that may cause the covenants or events of default therein to otherwise be more restrictive to Borrower). The Lender waives any and all notices (except notices specifically provided for herein) of the creation or modification of the Senior Debt and notice of or proof of reliance by Senior Lender, upon the subordination provided for herein. The Senior Debt shall conclusively be deemed to have been created, contracted or incurred in reliance upon the provisions of this Note. Until the Senior Debt shall have been Paid in Full, the Note And Security Agreement shall not be amended without Senior Lender’s prior written consent.

(h) All rights, interests, agreements and obligations of Senior Lender and the Lender hereunder shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability in part, or in whole, of any document or agreement executed in connection with the Senior Debt or this Note;

(ii) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Debt, or any amendment or waiver or other modification, including, without limitation, any increase in the amount thereof, whether by course of conduct or otherwise, of the Senior Debt;

(iii) the commencement of any proceeding; or

(iv) any other circumstances which otherwise might constitute a defense available to, or a discharge of, Borrower or any other obligor in respect of the Senior Debt, or of the Lender in respect of this Note.

(i) Third Party Beneficiary. It is specifically understood and agreed that Senior Lender is a third party beneficiary of Section 7 of this Note, and the provisions of this Section 7 are also for the benefit of and enforceable by Senior Lender.

(j) Security Agreement. This Note is unsecured prior to the satisfaction of the Security Agreement Conditions. Upon satisfaction of the Security Agreement Conditions, then that certain Security Agreement, dated as of the date hereof (but not effective until the Effective Date (as defined therein)) (the “Security Agreement”), shall become effective and Borrower shall execute such other documents as are necessary to secure the outstanding advances under this Note with substantially all of Borrower’s assets.

*********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

SNAP INTERACTIVE, INC.

By:	/s/ Alexander Harrington
	Name:	Alexander Harrington
	Title:	Chief Executive Officer and
Chief Financial Officer

Email for delivery of Notices: alex@snap-interactive.com

ACKNOWLEDGED AND AGREED TO (SOLELY WITH RESPECT TO SECTION 7):

SIGMA OPPORTUNITY FUND II, LLC

By:	/s/ Thom Waye
Name:	Thom Waye
Title:	Manager

SIGNATURE PAGE TO SUBORDINATED MULTIPLE ADVANCE TERM NOTE

EXHIBIT A

ADVANCE REQUEST

Date: [________], 201[__]

To:	A.V.M. Software, Inc., a New York corporation (“Lender”)

This Advance Request is furnished pursuant to Section 2(a) of that certain SUBORDINATED MULTIPLE ADVANCE TERM NOTE, dated as of July 18, 2016 (as may be amended, restated, renewed, extended or otherwise modified from time to time, the “Note”) between Snap Interactive, Inc., a Delaware corporation (the “Borrower”) and Lender. Unless otherwise defined herein, capitalized terms used in this Advance Request have the meanings ascribed thereto in the Note.

Borrower hereby notifies Lender of its request of an advance pursuant to Section 2(a) of the Note. Borrower hereby requests that:

(1)	The aggregate amount of the requested advance is $[_________] (which amount does not exceed the applicable Cash Balance Requirement Minimum).

(2)	The date of the requested advance is [_______] (which date is a Business Day and is no less than two (2) Business Days following the date hereof).

(3)	Borrower hereby represents that, as of the date referenced in Section 2 above, and after giving effect to the advance requested hereby:

(a) no Event of Default has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby; and

(b) the person signing this Advance Request is duly authorized to execute and deliver it to Lender on behalf of Borrower.

(4)	The location and number of the Borrower’s account to which funds are to be disbursed, are as follows:

[___________]

[___________]

[___________]

[___________]

[Signature Page Follows]

SNAP INTERACTIVE, INC.

By:
	Name:	Alexander Harrington
	Title:	Chief Executive Officer and
Chief Financial Officer